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                                                                 EXHIBIT 10.5


                           SUMMARY OF AMENDMENTS TO

                         HILTON HOTELS CORPORATION'S

             1990 STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN



        On January 20, 1994, the Board of Directors of Hilton Hotels Corporation (the "Company") authorized the following amendments to the Company's 1990 Stock Option and Stock Appreciation Rights Plan (the "Plan"):
(i) an increase in the number of shares of the Company's Common Stock reserved for issuance under the Plan from 1,000,000 to 1,500,000 shares; and
(ii) establishment of a one year time period for the existing limitation on the maximum grant to any one employee of 10% of the shares reserved for issuance under the Plan.

        The above described amendments to the Plan were authorized by the Company's Board of Directors subject to approval by the Company's stockholders at the annual meeting of stockholders scheduled for May 12, 1994 (the "Annual Meeting"). At the Annual Meeting, the Company's stockholders will also consider the approval and ratification of any stock options granted to employees of the Company after February 17, 1993 and prior to the Annual Meeting.

        A copy of the Plan, as amended, along with a more detailed discussion of the Plan amendments, will be contained in the Company's proxy statement with respect to the Annual Meeting, which will be distributed to the Company's stockholders prior to April 30, 1994.